Exhibit 99.1

Egalet Reports Fourth Quarter and Full Year 2017 Financial Results
 —120 percent combined prescription growth 2017 over 2016—

—55 percent net product sales growth 2017 over 2016—

—Q4 2017 costs and expenses reduced 21 percent from Q3 2017—

—Company to host conference call today at 8:30 AM EDT—

Wayne, Penn. — March 12, 2018 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”), a fully integrated specialty pharmaceutical company focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions, today reported financial results for the fourth quarter and year ended December 31, 2017, including updates on its commercial products: SPRIX® (ketorolac tromethamine) Nasal Spray, OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII and ARYMO® ER (morphine sulfate) extended-release tablets for oral use —CII.

“The fourth quarter of 2017 demonstrated continued momentum for SPRIX, OXAYDO and ARYMO ER with combined prescriptions growing more than 35 percent over the third quarter 2017 and revenue of $7.8 million,” said Bob Radie, president and chief executive officer of Egalet. “We believe that with our strong cash position, expected revenue growth through our own efforts and those of our partners coupled with expense reductions, Egalet is well positioned for 2018.”

2017 Highlights

•                  Outperformed analyst consensus with 2017 net product sales of $26.1 million;

•                  Prescriptions for SPRIX Nasal Spray grew to over 33,000 in 2017 representing growth of more than 100 percent over 2016;

•                  Prescribers of SPRIX grew to almost 6,000 since launch, including nearly 800 new prescribers in the fourth quarter of 2017 representing 80 percent growth over the same period in 2016;

•                  Secured coverage of ARYMO ER by a large payer providing commercial coverage for over 24 million member lives and Medicare Part D coverage for over 1.4 million member lives; and

•                  Partner Ascend Therapeutics began promotion of SPRIX Nasal Spray to its target women’s healthcare providers.

2017 Fourth Quarter and Full-Year Financial Results

•                  Cash Position: As of December 31, 2017, Egalet had cash and marketable securities totaling $91.0 million. Cash used in operating activities for the fourth quarter of 2017 was $10.0 million down from $15.8 million in the same period of 2016.

•                  Net Product Sales: There were net product sales of $26.1 million for the year ended December 31, 2017 compared to $16.9 million for the year ended December 31, 2016. There were net product sales of $7.8 million for the quarter ended December 31, 2017 compared to $6.1 million for the same period in 2016. The increase in both periods was due to continued growth in SPRIX Nasal Spray and OXAYDO sales and the fact that ARYMO ER was launched at the end of the first quarter of 2017.

•                  Cost of Sales (excluding product rights amortization): Cost of sales was $5.2 million for the year ended December 31, 2017 compared to $3.7 million for the year ended December 31, 2016. Cost of sales was $1.5 million for the quarter ended December 31, 2017 and $1.1 million for the same period in 2016. Cost of sales for the quarter and the year ended 2017 is related to the sales of Egalet’s three commercially available products. Cost of sales for the quarter and the year ended 2016 related to the sales of SPRIX Nasal Spray and OXAYDO.

•                  G&A Expenses: General and administrative expenses were $34.1 million for the year ended December 31, 2017 compared to $30.7 million for year ended December 31, 2016. The increase was primarily attributable to FDA-mandated post-marketing studies and increases in annual regulatory filing fees. General and administrative expenses for the quarter ended December 31, 2017 were $6.3 million compared to $7.9 million for the quarter ended December 31, 2016. The decrease was primarily attributable to decreases in depreciation of assets retired in 2016.

•                  S&M Expenses: Sales and marketing expenses were $35.5 million for the year ended December 31, 2017 compared to $27.9 million for the year ended December 31, 2016. The increase in the period was related to the launch of ARYMO ER in the beginning of 2017. Sales and marketing expenses for the quarter ended December 31, 2017 were $8.1 million compared to $8.4 million for the quarter ended December 31, 2016.

•                  R&D Expenses: Research and development expenses were $14.7 million for the year ended December 31, 2017 compared to $33.8 million for the year ended December 31, 2016. Research and development expenses for the quarter ended December 31, 2017 were $1.6 million compared to $6.9 million for the same period in 2016. The decrease in both periods was driven primarily by decrease in our development program expenses related to ARYMO ER, Egalet-002 and OXAYDO clinical trials.

•                  Interest Expense: Interest expense was $17.7 million for the year ended December 31, 2017 compared to $12.1 million for the year ended December 31, 2016. Interest expense for the quarter ended December 31, 2017 was $3.7 million compared to interest expense of $3.9 million for the same period in 2016. Interest expense for 2017 primarily consisted of interest expense related to the 5.50% convertible notes and the 13.0% senior secured notes and interest expense for 2016 primarily consisted of interest expense related to the Hercules Loan Agreement, the 5.50% convertible notes and the 13.0% senior secured notes. Of the interest expense for the year ended December 31, 2017, $5.2 million was non-cash interest while there was $7.3 million of non-cash interest for the year ended December 31, 2016.

•                  Gain on Extinguishment of Debt: Gain on the extinguishment of debt of $13.2 million for the quarter and year ended December 31, 2017 was attributable to the note exchange for a portion of the Company’s 5.50% convertible notes in December 2017.

•                  Net Income (Loss): Net loss for the year ended December 31, 2017 was $69.4 million, or $2.05 per share, compared to a net loss of $90.6 million, or $3.70 per share, for the year ended December 31, 2016. Net income for the quarter ended December 31, 2017 was $1.5 million, or $0.03 per share, compared to a net loss of $21.4 million, or $0.87 per share, for the quarter ended December 31, 2016. The net income for the fourth quarter 2017 was primarily driven by the $13.2 million gain on the extinguishment of the debt, associated with the 5.50% convertible notes exchanged in December 2017.

Earnings Conference Call Information

Egalet’s management will host a conference call to discuss the fourth quarter and year-end 2017 financial results today:

Date:	Monday, March 12, 2018
Time:	8:30 a.m. EDT
Webcast (live and archive):	egalet.com (Events & Webcasts, Investor page)
Dial-in numbers:	1-888-346-2615 (domestic)
1-412-902-4253 (international)
Replay numbers:	1-877-344-7529 (domestic)
1-412-317-0088 (international)
Conference number:	10117571

About Egalet

Egalet, a fully integrated specialty pharmaceutical company, is focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions. Egalet has three approved products: ARYMO® ER (morphine sulfate) extended-release tablets for oral use —CII, developed using Egalet’s proprietary Guardian™ Technology, OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII and SPRIX® (ketorolac tromethamine) Nasal Spray. Using Guardian Technology, Egalet has developed a pipeline of clinical-stage, product candidates for which we are seeking partners including Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate. Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles.

For full prescribing information on ARYMO ER, including the boxed warning and medication guide, please visit arymoer.com. For full prescribing information on SPRIX, including the boxed warning and medication guide, please visit sprix.com. For full prescribing information on OXAYDO, including the boxed warning and medication guide, please visit oxaydo.com.

Safe Harbor

Statements included in this press release (including but not limited to upcoming milestones) that are not historical in nature and contain the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “look forward to” and other similar expressions are “forward-looking statements” within the meaning of the Private Securities Litigation Reform

Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: Egalet’s ability to continue as a going concern, which is expected to result in the inclusion of a going concern qualification in the report of Egalet’s independent registered public accounting firm accompanying Egalet’s 2017 financial statements; Egalet’s ability to remain listed on the Nasdaq; the potential impact of strengthening the ARYMO ER label; the success of Egalet’s clinical trials, including the timely recruitment of trial subjects and meeting the timelines therefor; Egalet’s ability to obtain and maintain regulatory approval of Egalet’s products and product candidates and the labeling claims that Egalet believes are necessary or desirable for successful commercialization of its products and product candidates; the impact of strengthening any of the labels for Egalet’s products; Egalet’s ability to maintain the intellectual property position of Egalet’s products and product candidates; Egalet’s ability to identify and reliance upon qualified third parties to manufacture its products; Egalet’s ability to commercialize its products, and to do so successfully; the costs of commercialization activities, including marketing, sales and distribution; the size and growth potential of the markets for Egalet’s products and product candidates, and Egalet’s ability to service those markets; Egalet’s ability to obtain reimbursement and third-party payor contracts for its products; Egalet’s ability to service its debt obligations; Egalet’s ability to raise additional funds to execute its business plan and growth strategy on terms acceptable to Egalet, if at all; Egalet’s ability to find and hire qualified sales professionals; the rate and degree of receptivity in the marketplace and among physicians to Egalet’s products; the success of products that compete with Egalet’s that are or become available; the regulatory environment and social concerns about limiting the use of opioids; general market conditions; and other risk factors set forth in Egalet’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the United States Securities and Exchange Commission (SEC) and in other filings Egalet makes with the SEC from time to time. While Egalet may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Media and Investor Contact:

E. Blair Clark-Schoeb

Senior Vice President, Communications

Email: ir@egalet.com

Tel: 484-259-7370

Egalet Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2016	2017	2016	2017
Revenues
Net product sales	$16,864	$26,136	$6,140	$7,803
Collaboration revenues	100	—	—	—
Related party revenues	—	—	—	—
Total revenue	16,964	26,136	6,140	7,803

Cost and Expenses
Cost of sales (excluding amortization of product rights)	3,660	5,153	1,080	1,507
Amortization of product rights	2,006	2,082	500	529
General and administrative	30,670	34,065	7,868	6,254
Sales and marketing	27,892	35,532	8,438	8,131
Research and development	33,759	14,744	6,872	1,557
Restructuring charges	—	2,760	—	(223)
Total costs and expenses	97,987	94,336	24,758	17,755
Loss from operations	(81,023)	(68,200)	(18,618)	(9,952)

Other (income) expense:
Change in fair value of derivative liability	(644)	(2,546)	(2)	(1,034)
Interest expense, net	12,109	17,666	3,884	3,708
Other gain	(797)	(750)	(851)	(857)
Gain on extinguishment of debt	—	(13,221)	—	(13,221)
Loss on foreign currency exchange	2	10	2	11
	10,670	1,159	3,033	(11,393)
Income (loss) before benefit for income taxes	(91,693)	(69,359)	(21,651)	1,441
Benefit for income taxes	(1,061)	—	(281)	—
Net income (loss)	$(90,632)	$(69,359)	$(21,370)	$1,441
Per share information:
Net income (loss) per share of common stock, basic	$(3.70)	$(2.05)	$(0.87)	$0.03
Weighted-average shares outstanding, basic	24,514,645	33,755,462	24,616,354	43,363,921
Net income (loss) per share of common stock, diluted	$(3.70)	$(2.05)	(0.87)	$0.03
Weighted-average shares outstanding, diluted	24,514,645	33,755,462	24,616,354	43,438,267

Egalet Corporation and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2016	December 31, 2017
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$44,355	$31,090
Marketable securities, available for sale	42,471	59,953
Accounts receivable	1,108	4,120
Inventory	1,700	3,225
Prepaid expenses and other current assets	2,537	2,672
Other receivables	1,001	893
Total current assets	93,172	101,953
Intangible assets, net	8,350	6,583
Restricted cash	—	400
Property and equipment, net	12,709	9,911
Deposits and other assets	627	1,011
Total assets	$114,858	$119,858
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	2,392	10,160
Accrued expenses	18,147	16,104
Deferred revenue	3,975	7,456
Debt - current	381	1,081
Warrant liability	—	8,166
Total current liabilities	24,895	42,967
Debt - non-current portion, net	83,711	98,890
Deferred income tax liability	23	26
Derivative liabilities	12	16,623
Other liabilities	891	727
Total liabilities	109,532	159,233

Stockholders’ equity (deficit)
Common stock—$0.001 par value; 75,000,000 shares authorized at December 31, 2016 and December 31, 2017; 25,189,125 and 45,939,663 shares issued and outstanding at December 31, 2016 and December 31, 2017, respectively	25	46
Additional paid-in capital	230,379	254,871
Accumulated other comprehensive income	100	1,008
Accumulated deficit	(225,178)	(295,300)
Total stockholders’ equity (deficit)	5,326	(39,375)
Total liabilities and stockholders’ equity (deficit)	$114,858	$119,858